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                                                                Exhibit 8.2

             [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                                March 9, 2000



Warner-Lambert Company
201 Tabor Road
Morris Plains, New Jersey 07950

Ladies and Gentlemen:


     We have acted as counsel to Warner-Lambert Company, a Delaware corporation ("Warner-Lambert"), in connection with the proposed merger (the "Merger") of Seminole Acquisition Sub Corp. ("Merger Sub"), a newly formed Delaware corporation and wholly owned subsidiary of Pfizer Inc., a Delaware corporation ("Pfizer"), with and into Warner-Lambert, pursuant to the Agreement and Plan of Merger, dated as of February 6, 2000, by and among Warner-Lambert, Pfizer and Merger Sub (the "Merger Agreement"). Capitalized terms used but not defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.


     This opinion is being furnished to you, at your request, in connection with the provisions of Section 6.3(c) of the Merger Agreement.

     In rendering the opinion set forth below, we have examined, and with the consent of Warner-Lambert, Pfizer and Merger Sub relied upon the accuracy and completeness (which we have neither investigated nor verified) of, the facts, information, covenants, representations and warranties contained in originals or
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copies, certified or otherwise identified to our satisfaction, of the Merger
Agreement, including the Exhibits thereto, the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon statements, representations and covenants made by Warner-Lambert, Pfizer and Merger Sub, including representations and covenants set forth in letters from Warner-Lambert, Pfizer and Merger Sub dated the date hereof (the "Tax Certificates"), and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief.

     In rendering the opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Warner-Lambert, Pfizer and Merger Sub. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the items described above on which we are relying (including, but not limited to, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Tax Certificates (giving
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effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

     We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations, and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

     Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Merger will qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code, and that each of Pfizer, Warner-Lambert and Merger Sub will be a party to such "reorganization" within the meaning of Section 368(b) of the Code.


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     Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

     This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus under the captions "The Proposed Merger - Material Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     The opinion expressed in this letter is as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts which we have stated or assumed, or of any changes after the date hereof in applicable law.

                                                     Very truly yours,


                                                       /s/ Skadden, Arps, Slate,
                                                           Meagher & Flom LLP
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